Exhibit 107

CALCULATION OF FILING FEE TABLES

424(b)(2)

(Form Type)

Consolidated Edison Company of New York, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)(2)
Fees to Be Paid	Debt	5.20% Debentures, Series 2023 A	457(r)	$500,000,000	99.952%	$499,760,000	$110.20 per $1,000,000	$55,073.55
	Total Offering Amounts					$499,760,000		$55,073.55
	Total Fees Previously Paid							—
	Total Fee Offsets
	Net Fee Due							$55,073.55

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.
(2)

This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in Consolidated Edison Company of New York, Inc.’s Registration Statement on Form S-3ASR (No. 333-258512).